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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         WESTERN EXPRESS HOLDINGS, INC.,
                              A NEVADA CORPORATION


                                    ARTICLE I
                                      NAME

         The name of the corporation is Western Express Holdings, Inc. (the "Company").

                                   ARTICLE II
                                 RESIDENT AGENT

         The name and street address of the Company's initial resident agent is:
The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

                                   ARTICLE III
                                     PURPOSE

         The purpose of the Company is to transact, engage in, promote, conduct, and carry on any lawful act, activity, or business, and to exercise any powers permitted to corporations organized under the Nevada Revised Statutes (the "Revised Statutes").

                                   ARTICLE IV
                                AUTHORIZED SHARES

         The total number of shares of stock that the Company shall have the authority to issue is: one hundred ten million (110,000,000), consisting of the following: ten million (10,000,000) shares of Preferred Stock, par value of $0.001 per share (the "Preferred Stock"), and one hundred million (100,000,000) shares of Common Stock, par value of $0.001 per share (the "Common Stock").

         No holder of shares of the Company of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Company of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the Company.

         Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.



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         The voting powers, designations, preferences, limitations, restrictions, and special or relative rights of the shares of each class are as follows:

         A. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences, and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issuance of such shares of Preferred Stock from time to time adopted by the Board of Directors of the Company (the "Board") pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

         B. Common Stock. Except as otherwise provided by law or by these Articles of Incorporation, and subject to the express terms of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of Directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Company. Except as otherwise provided by law or by these Articles of Incorporation, and subject to the express terms of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Company available for distribution to its stockholders.

                                    ARTICLE V
                                    DIRECTORS

         A. Number of Directors. The business and affairs of the Company shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Bylaws of the Company (the "Bylaws") shall so require, the election of the Directors of the Company need not be by written ballot. Initially, the number of directors of the Company constituting the Board (the "Directors") shall be one (1); however, the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws.

         B. Initial Director. The name and address of the initial Director is:
Wayne Wise, 7135 Centennial Place, Nashville, Tennessee 37209.


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         C. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of Directors or until his or her successor shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director.

         D. Removal of Directors. Except for such Directors, if any, as are elected by the holders of any series of Preferred Stock, as provided for or fixed pursuant to the provisions of Article IV(A) hereof, any Director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least two-thirds (2/3) of the total voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class.

                                   ARTICLE VI
                             LIMITATION OF LIABILITY

         To the fullest extent permitted under the Revised Statutes, as amended from time to time, no Director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any act or omission as a Director or officer, provided that this provision shall not eliminate or limit the liability of a Director or officer for any breach of such person's fiduciary duty to the Company or its stockholders, which breach involves intentional misconduct, fraud, or a knowing violation of law. If the Revised Statutes are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Revised Statutes as so amended. Any amendment, repeal, or modification of the foregoing provision shall not adversely affect any right or protection of a Director or officer of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal, or modification.

                                   ARTICLE VII
                                 INDEMNIFICATION

         A. Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by, and in accordance with procedures set forth in, applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Company or, while a Director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity (an "Other Entity"), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in



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Article VII(C), the Company shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

         B. Prepayment of Expenses. The Company shall pay the expenses (including attorneys' fees) actually and reasonably incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it ultimately should be determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

         C. Claims. If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

         D. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

         E. Other Sources. The Company's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee, or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

         F. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including but not limited to an employee benefit plan, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article VII.

         G. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

         H. Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Company, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.


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                                  ARTICLE VIII
                  ADOPTION, AMENDMENT, AND/OR REPEAL OF BYLAWS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board is expressly authorized to make, alter, and repeal the Bylaws, subject to the power of the Stockholders of the Company to alter or repeal any Bylaws whether adopted by them or otherwise.

                                   ARTICLE IX
                     AMENDMENT OF ARTICLES OF INCORPORATION

         The Company reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, Directors, or any other persons whomsoever by and pursuant to these Articles of Incorporation, in their present form or as hereafter amended, are granted subject to the rights reserved in this Article IX. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws, but in addition to any affirmative vote of the holders of any particular class of stock of the Company required by applicable law or these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Company, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with,
Article V(D) or this Article IX of these Articles of Incorporation.

                                    ARTICLE X
                           WRITTEN CONSENT PROHIBITION

         Except as otherwise provided for or fixed pursuant to the provisions of
Article IV of these Articles of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have been approved in advance by the Board.

                                   ARTICLE XI
                SPECIAL MEETING OF THE CORPORATION'S STOCKHOLDERS

         Unless otherwise provided by applicable law, a special meeting of the Company's stockholders may be called only by (a) the Company's Chairman of the Board, or (b) a majority of the members of the Board, and may not be called by any other person or persons.




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                                   ARTICLE XII
                                  INCORPORATOR

         The name and address of the sole incorporator is David J. Routh, 411 South 13th Street, Suite 200, Lincoln, Nebraska 68508.





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